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As filed with the Securities and Exchange Commission on March 5, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRAH'S ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	7993 (Primary Standard Industrial Classification Code Number)	62-1411755 (I.R.S. Employer Identification No.)

One Harrah's Court
Las Vegas, NV 89119
(702) 407-6000
(Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

HARRAH'S OPERATING COMPANY, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	7993 (Primary Standard Industrial Classification Code Number)	75-1941623 (I.R.S. Employer Identification No.)

One Harrah's Court
Las Vegas, NV 89119
(702) 407-6000
(Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

Stephen H. Brammell, Esq.
Senior Vice President and General Counsel
Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, NV 89119
(702) 407-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Charles K. Ruck, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 (714) 540-1235	Scott E. Wiegand, Esq. Vice President, Associate General Counsel and Secretary Harrah's Entertainment, Inc. One Harrah's Court Las Vegas, NV 89119 (702) 407-6000

Approximate Date Of Commencement Of Proposed Sale To The Public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price per Note(1)	Proposed Aggregate Offering Price(1)	Amount of Registration Fee(2)

5.375% Senior Notes due 2013	$500,000,000	100%	$500,000,000	$63,350

Guarantees of 5.375% Senior Notes due 2013	—	—	—	(3)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)
Calculated pursuant to Rule 457(f) of the rules and regulations under the Securities Act of 1933, as amended.

(3)
Pursuant to Rule 457(n) of the rules and regulations under the Securities Act of 1933, no separate fee for the guarantees is payable.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.]

SUBJECT TO COMPLETION, DATED MARCH 5, 2004

PRELIMINARY PROSPECTUS

HARRAH'S OPERATING COMPANY, INC.

OFFER TO EXCHANGE
$500,000,000 principal amount of our
5.375% Senior Notes due 2013,
which have been registered under the Securities Act,
for any and all of our outstanding unregistered 5.375% Senior Notes due 2013

Material Terms of the Exchange Offer

  •
  The exchange offer expires at 5:00 p.m., New York City time, on            , 2004, unless extended.

  •
  We will exchange all outstanding 5.375% Senior Notes due 2013, or the private notes, that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act, or the exchange notes.

  •
  You may withdraw tenders of private notes at any time before the exchange offer expires.

  •
  The exchange notes will not be listed on any securities exchange. A public market for the exchange notes may not develop, which could make selling the exchange notes difficult. If a market for the exchange notes develops, the exchange notes could trade at prices that are higher or lower than the initial prices of the unregistered notes.

  •
  The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the exchange notes are substantially identical to the private notes, except for transfer restrictions and registration rights relating to the private notes.

  •
  You may tender private notes only in denominations of $1,000 and multiples of $1,000.

  •
  Our affiliates may not participate in the exchange offer.

  •
  The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

        Please refer to "Risk Factors" beginning on page 14 of this document for a description of the risks you should consider before participating in the exchange offer.

        None of the Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority has approved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	4
MARKET DATA	4
PROSPECTUS SUMMARY	5
RISK FACTORS	14
USE OF PROCEEDS	17
SELECTED FINANCIAL DATA	17
REGULATION AND LICENSING	19
THE EXCHANGE OFFER	21
DESCRIPTION OF EXCHANGE NOTES	33
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE	46
PLAN OF DISTRIBUTION	47
LEGAL MATTERS	48
EXPERTS	48
WHERE YOU CAN FIND MORE INFORMATION	48
DOCUMENTS INCORPORATED BY REFERENCE	49

        This prospectus incorporates important business and financial information about us that is not included or delivered with the document. This information is available without charge to you upon written or oral request to:

Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, Nevada 89119
Attention: Corporate Secretary
(702) 407-6000

        To obtain timely delivery, you must request the information no later than five business days before the date you must make your investment decision, or                        , 2004.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

        We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission, or the SEC:

  •
  the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

  •
  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

  •
  the effects of environmental and structural building conditions relating to our properties;

  •
  our ability to timely and cost-effectively integrate into our operations the companies that we acquire, including with respect to our previously announced acquisition of Horseshoe Gaming Holding Corp.;

  •
  access to available and feasible financing, including financing for our acquisition of Horseshoe Gaming Holding Corp., on a timely basis;

  •
  changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

  •
  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

  •
  the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales;

  •
  our ability to recoup costs of capital investments through higher revenues;

  •
  acts of war or terrorist incidents;

  •
  abnormal gaming holds; and

  •
  the effects of competition, including locations of competitors and operating and market competition.

        Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET DATA

        Market data used throughout this prospectus including information relating to our relative position in the casino and gaming industry is based on our good faith estimates, which estimates we based upon our review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

PROSPECTUS SUMMARY

        In this prospectus, the words "Harrah's Entertainment" refer to Harrah's Entertainment, Inc., a Delaware corporation, "Harrah's Operating" refer to Harrah's Operating Company, Inc., a Delaware corporation and wholly-owned subsidiary of Harrah's Entertainment, and "Harrah's," "we," "our," "ours," and "us" refer to Harrah's Entertainment and its consolidated subsidiaries, including without limitation Harrah's Operating, unless otherwise stated or the context otherwise requires. The following summary contains basic information about this offering. It may not contain all the information that is important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section, the information incorporated by reference herein and the documents identified under "Where You Can Find More Information." The "Description of Exchange Notes" section of this Prospectus contains more detailed information regarding the terms and conditions of the exchange notes.

The Company

        We are one of the leading casino entertainment companies in the United States, operating in more markets than any other casino company and offering a Harrah's casino experience within a three-hour drive of over half of the U.S. adult population. Our casino entertainment facilities, operating primarily under the Harrah's, Rio, Showboat and Harveys brand names, include ten land-based casinos, nine riverboat or dockside casinos, a greyhound racing facility, a thoroughbred racetrack and four casinos on Indian reservations. In addition, during the third quarter of 2003, we signed a definitive agreement to acquire Horseshoe Gaming Holding Corp. Upon completion of the acquisition and contemplated sale of our Shreveport facility, the addition of the Horseshoe properties will add a net 107,100 square feet of casino space, more than 4,360 slot machines and 138 table games to serve our customers. The acquisition is subject to regulatory approvals and is expected to be completed in the first half of 2004.

        In addition, pursuant to two separate transactions we have announced recently, we will acquire certain intellectual property assets from Horseshoe Club Operating Company to secure the rights to the Horseshoe brand in Nevada and to the World Series of Poker brand and tournament, while MTR Gaming Group, Inc. will acquire the remaining assets of the Binion's Horseshoe Hotel and Casino in Las Vegas, Nevada, including the right to use the name "Binion's" at the property, from Horseshoe Club Operating Company. We will operate the hotel and casino jointly with MTR Gaming, on an interim basis. Horseshoe Gaming Holding Corp. and Horseshoe Club Operating Company are under separate ownership. These transactions are subject to regulatory approval and are expected to be completed in the first quarter of 2004.

        We have agreed to sell our Harrah's Shreveport property in Shreveport, Louisiana for $190 million, subject to regulatory approval, to reduce our exposure to the Shreveport/Bossier City, Louisiana market given our plans to acquire Horseshoe Gaming Holding Corp. and its property in Bossier City. We also expect to complete this transaction during the first half of 2004.

        The following table sets forth information about our casino entertainment facilities:

Summary of Property Information*

Property	Type of Casino	Casino Space— Sq. Ft.(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms & Suites(a)
Las Vegas, Nevada
Harrah's Las Vegas	Land-based	87,700	1,400	80	2,530
Rio	Land-based	107,000	1,200	80	2,550
Laughlin, Nevada
Harrah's Laughlin	Land-based	47,000	1,200	40	1,560
Reno, Nevada
Harrah's Reno	Land-based	57,000	1,230	45	930
Lake Tahoe, Nevada
Harrah's Lake Tahoe	Land-based	58,000	1,300	70	530
Harveys Lake Tahoe	Land-based	63,300	1,100	70	740
Bill's Lake Tahoe	Land-based	18,000	520	20	—
Atlantic City, New Jersey
Harrah's Atlantic City	Land-based	127,000	4,240	70	1,630
Atlantic City Showboat	Land-based	115,700	3,970	60	1,300
Chicago, Illinois area
Harrah's Joliet (Illinois)	Dockside	39,000	1,200	20	200
Harrah's East Chicago (Indiana)	Dockside	54,000	1,900	65	290
Metropolis, Illinois
Harrah's Metropolis	Dockside	29,800	1,200	20	120	(b)
Council Bluffs, Iowa
Harrah's Council Bluffs	Riverboat	28,000	1,240	30	250
Bluffs Run Casino(c)	Greyhound Racing Facility	40,000	1,500	—	—
Shreveport, Louisiana
Harrah's Shreveport(d)	Dockside	28,400	1,220	30	510
Lake Charles, Louisiana
Harrah's Lake Charles	Dockside	60,000	1,460	60	260
Tunica, Mississippi
Harrah's Tunica	Dockside	35,000	1,180	20	200
St. Louis, Missouri
Harrah's St. Louis	Dockside	120,000	2,600	60	290	(e)
North Kansas City, Missouri
Harrah's North Kansas City	Dockside	60,100	1,970	50	200
New Orleans, Louisiana
Harrah's New Orleans	Land-based	100,000	2,220	120	—
Phoenix, Arizona
Harrah's Ak-Chin(f)	Indian Reservation	48,000	775	20	150
Topeka, Kansas
Harrah's Prairie Band(f)	Indian Reservation	33,000	950	30	100	(g)
Cherokee, North Carolina
Harrah's Cherokee(f)	Indian Reservation	80,000	3,320	30	250	(h)

San Diego, California
Harrah's Rincon(f)	Indian Reservation	58,000	1,600	40	190	(i)
Bossier City, Louisiana
Louisiana Downs(j)	Thoroughbred Racing Facility	15,000	900	—	—

*
As of December 31, 2003.

(a)
Approximate.

(b)
A hotel in which we own a 12.5% special limited partnership interest is adjacent to the Metropolis facility.

(c)
The property is owned by us, leased to the operator, and managed by us for the operator for a fee pursuant to an agreement that expires in October 2024.

(d)
On January 20, 2004, we, through certain of our subsidiaries, entered into a definitive agreement whereby Boyd Gaming Corporation will acquire all of the outstanding limited and general partnership interests of Red River Entertainment of Shreveport Partnership in Commendam (the "Partnership"), which operates Harrah's Shreveport, subject to regulatory approval. The sale is expected to close during the first half of 2004.

(e)
Construction of a second hotel tower with approximately 210 rooms is currently underway at Harrah's St. Louis and is expected to be complete in the third quarter of 2004.

(f)
Managed.

(g)
Construction is currently underway to expand Harrah's Prairie Band, which will include the addition of approximately 200 hotel rooms and is expected to be complete in late 2004.

(h)
Construction of a hotel tower with approximately 320 rooms is currently underway at Harrah's Cherokee and is expected to be complete in the second quarter of 2005.

(i)
Construction is currently underway to expand Harrah's Rincon, which will include a hotel tower with approximately 460 rooms and is expected to be complete by the end of 2004.

(j)
A temporary casino facility opened at Louisiana Downs in the second quarter of 2003 and 900 slot machines were placed in service. Construction is underway on a new permanent casino facility with approximately 1,400 slot machines and is expected to be complete during second quarter 2004.

        Our principal executive offices are located at One Harrah's Court, Las Vegas, Nevada 89119. Our telephone number is (702) 407-6000. The address of our internet site is http://www.harrahs.com. Any internet addresses provided in this prospectus are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange our exchange notes for our outstanding private notes properly tendered and accepted. You may tender private notes only in denominations of $1,000 and multiples of $1,000. We will issue the exchange notes on or promptly after the date that the exchange offer expires. As of the date of this prospectus, $500,000,000 in aggregate principal amount of private notes are outstanding.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.
Conditions to the Exchange Offer
The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.
Procedures for Tendering Private Notes
If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must transmit to the U.S. Bank National Association as exchange agent, on or before the expiration date, either:
•
a computer generated message transmitted through The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or
•
a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your private notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under "The Exchange Offer—Procedures for Tendering."
Special Procedures for Beneficial Owners
If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either (1) make appropriate arrangements to register ownership of the private notes in your name or (2) obtain a properly completed bond power from the registered holder, before completing and executing the letter of transmittal and delivering your private notes.
Guaranteed Delivery Procedures
If you wish to tender your private notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your private notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Private Notes and Delivery of Exchange Notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.
Withdrawal Rights
You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer—Withdrawal of Tenders."

Liquidated Damages

We issued the private notes on December 11, 2003, to the initial purchaser pursuant to a purchase agreement. At the same time, we entered into a registration rights agreement, or the registration rights agreement, with the initial purchaser requiring us to make the exchange offer. The registration rights agreement also required us to:
• cause the registration statement filed with respect to the exchange offer to be declared effective by June 8, 2004; and
• consummate the exchange offer by July 21, 2004.
Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the private notes, is serving as the exchange agent.
Consequences of Failure to Exchange Notes
If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.
Registration Rights Agreement
You are entitled to exchange your private notes for exchange notes with substantially identical terms pursuant to the registration rights agreement. The exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes. Under the circumstances described in the registration rights agreement, you may require us to file a shelf registration statement under the Securities Act.
Broker-Dealer
Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

        We explain the exchange offer in greater detail beginning on page 21.

THE EXCHANGE NOTES

        The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes and both the private notes and the exchange notes, collectively, the "notes," are governed by the same indenture.

Total Amount of Exchange Notes Offered	Up to $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2013, which have been registered under the Securities Act.
Maturity	December 15, 2013.
Interest	5.375% per year.
Interest Payment Dates	June 15 and December 15, beginning on June 15, 2004. Interest will accrue from the issue date of the notes.
Optional Redemption	We may redeem some or all of the exchange notes at any time prior to their maturity at the redemption price described in the "Description of Exchange Notes—Optional Redemption" section.
Guarantee
Harrah's Entertainment will unconditionally guarantee the exchange notes. However, because Harrah's Entertainment's sole material asset is its equity interest in Harrah's Operating, Harrah's Entertainment is dependent on the receipt of dividends or other payments from Harrah's Operating to make payments on the guarantee of the exchange notes.
Ranking	The exchange notes will be unsecured senior obligations of Harrah's Operating and will:
• rank equally and ratably with all existing and future unsecured and unsubordinated debt of Harrah's Operating;
• rank senior to all existing and any future subordinated debt of Harrah's Operating;
• be effectively junior to any secured debt of Harrah's Operating; and
• be effectively junior to all existing and future debt and other liabilities of Harrah's Operating subsidiaries.

At December 31, 2003, the private notes ranked equal in right of payment with $2,491.6 million of other senior indebtedness of Harrah's Operating, including $947.8 million under our credit facility. Of our total indebtedness, $94.9 million represents obligations of our subsidiaries, all of which effectively ranks senior to the private notes.
Sinking Fund	None.
Covenants	The indenture governing the notes contains covenants that limit our ability and our subsidiaries' ability to:
• enter into certain sale and lease-back transactions;
• incur liens on our assets to secure debt;
• merge or consolidate with another company; and
• transfer or sell substantially all of our assets.
For more details, see the "Additional Covenants of Harrah's Operating" and "Merger, Consolidation or Sale of Assets" sections under the heading "Description of Exchange Notes" in this prospectus.
Form of Exchange Notes
The exchange notes will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive exchange notes in certificated form unless one of the events described under the heading "Description of Exchange Notes—Book-Entry, Delivery and Form" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these notes will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants.
Use of Proceeds	The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

Additional Notes
We may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series of notes with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby.
No Public Market
The exchange notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchaser has advised us that it currently intends to make a market in the exchange notes. The initial purchaser is not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchaser in its discretion at any time without notice.
Risk Factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should carefully consider prior to participating in the exchange offer.

        We explain the exchange notes in greater detail beginning on page 33.

RISK FACTORS

        You should read carefully this entire prospectus and the documents incorporated by reference before participating in the exchange offer. Among the factors that may adversely affect our business, financial condition or results of operation:

Our substantial indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

        We currently have a significant amount of indebtedness. At December 31, 2003, our total consolidated indebtedness was approximately $3,673.5 million.

        The indenture will not restrict our ability to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

        Our indebtedness could have important consequences for you, as a holder of the notes, including:

  •
  limiting our ability to satisfy our obligations with respect to the notes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

  •
  requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

  •
  placing us at a disadvantage compared to competitors with less indebtedness.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Harrah's Entertainment is a holding company and Harrah's Operating conducts substantially all of its operations through its subsidiaries. As a result, our ability to meet our debt service obligations substantially depends upon our subsidiaries' cash flow and payments of funds to us by our subsidiaries. This ability, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Based on our current level of operations and recent acquisitions, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our liquidity needs for the foreseeable future.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Although the notes are referred to as "senior notes," they will be effectively subordinated to our secured indebtedness and the indebtedness of our subsidiaries.

        The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes. In addition, our subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent we may also have a claim as a creditor. Assuming we had completed this offering on December 31, 2003, the notes would have been effectively junior to approximately $94.9 million of indebtedness of subsidiaries of Harrah's Operating.

An active trading market may not develop for the exchange notes.

        There is no existing trading market for the exchange notes. The initial purchaser has advised us that they currently intend to make a market in the exchange notes. The initial purchaser is not obligated to do so, however, and any market-making activities with respect to the exchange notes may be discontinued at any time without notice.

        We do not intend to apply for listing of the private notes or the exchange notes, on any securities exchange or for quotation on the Nasdaq National Market.

        The liquidity of any market for the exchange notes will depend on a number of factors, including:

  •
  the number of holders of the exchange notes;

  •
  our performance;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the exchange notes; and

  •
  prevailing interest rates.

        We cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue.

The completion of our acquisition of Horseshoe Gaming Holding Corp. is subject to the review process of government entities that could delay or prevent completion of the transaction, or result in the imposition of conditions that could have an adverse effect on our operations.

        The completion of our acquisition of Horseshoe Gaming Holding Corp., or Horseshoe, is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the approval of state gaming authorities. On November 7, 2003, we and Horseshoe announced that the Federal Trade Commission, or FTC, made a request for additional information, thereby extending the waiting period imposed by the HSR Act until 30 days after we and Horseshoe each substantially comply with the request, unless the waiting period is extended voluntarily by the parties, or terminated sooner by the FTC. We and Horseshoe are engaged in discussions with the FTC staff with respect to its request and are in the process of seeking the requisite state gaming approvals. A failure to obtain satisfactory approvals or the imposition of unfavorable terms or conditions by government entities could delay or prevent completion of the Horseshoe acquisition or have an adverse effect on our business or financial condition or results of operations.

If you do not properly tender your private notes, you will continue to hold unregistered private notes and your ability to transfer private notes will be adversely affected.

        We will only issue exchange notes in exchange for private notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the private notes and you should carefully follow the instructions on how to tender your private notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the private notes. If you do not tender your private notes or if we do not accept your private notes because you did not tender your private notes properly, then, after we consummate the exchange offer, you may continue to hold private notes that are subject to the existing transfer restrictions. In addition, if you tender your private notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for private notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any private notes, you may have difficulty selling them because there will be less private notes outstanding. In addition, if a large amount of private notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

USE OF PROCEEDS

        The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

SELECTED FINANCIAL DATA

        The selected consolidated financial data below is derived from our audited consolidated financial statements. You should read the financial data presented below in conjunction with the consolidated financial statements, accompanying notes and management's discussion and analysis of results of operations and financial condition of Harrah's Entertainment, JCC Holding Company, Players International, Inc., Rio Hotel and Casino, Inc., Showboat, Inc. and Harveys Casino Resorts, all of which can be found in publicly available documents, including those incorporated by reference herein.

	Year Ended December 31,
	2003(1)	2002(2)	2001(3)	2000(4)	1999(5)
	(in millions, except per share amounts and ratios)
Income Statement Data:
Revenues	$4,322.7	$4,098.5	$3,648.5	$3,290.4	$2,853.6
Income from operations	726.3	771.8	573.3	240.7	539.0
Income before income taxes and minority interests	475.7	533.7	345.7	16.3	340.7
Income/(loss) from continuing operations	292.0	323.2	207.2	(12.3)	207.2
Income/(loss) before cumulative effect of change in accounting principle	292.6	326.2	209.0	(12.1)	208.5
Net income/(loss)	292.6	235.0	209.0	(12.1)	208.5
Net income/(loss) per share-diluted	2.65	2.07	1.81	(0.10)	1.62
Cash dividends declared per common share	0.60	—	—	—	—
Other Financial and Operating Data:
Cash flows from operating activities	737.2	732.4	786.7	525.6	480.5
Interest expense, net of interest capitalized	(234.4)	(240.2)	(255.8)	(227.1)	(193.4)
Ratio of earnings to fixed charges(6)	2.8x	2.9x	2.1x	2.2x	2.6x
	At December 31,
	2003	2002	2001	2000	1999
Balance Sheet Data:
Total assets	$6,578.8	$6,350.0	$6,128.6	$5,166.1	$4,766.8
Short-term debt, including current portion of long-term debt	1.6	61.7	32.6	345.9	2.9
Long-term debt	3,671.9	3,763.1	3,719.4	2,835.8	2,540.3
Stockholders' equity	1,738.4	1,471.0	1,374.1	1,269.7	1,486.3

(1)
Our results for the year 2003 include $11.1 million in pretax charges for write-downs, reserves and recoveries and $19.1 million in charges for premiums paid for, and write-offs associated with, debt retired before maturity.

(2)
Our results for 2002 include $5.0 million in pretax charges for write-downs, reserves and recoveries, a $6.1 million charge for our exposure under a letter of credit issued on behalf of National Airlines, Inc. and a charge of $91.2 million, net of tax benefits of $2.8 million related to a change in accounting principle. 2002 also includes the financial results of Jazz Casino Company LLC from the date of our acquisition of a majority ownership interest on June 7, 2002. 2002 results have been reclassified to reflect Harrah's Vicksburg as discontinued operations.

(3)
Our 2001 results include $22.5 million in pretax charges for write-downs, reserves and recoveries and $26.2 million of income from dispositions of nonstrategic assets and the settlement of a contingency related to a former affiliate. 2001 also includes the financial results of Harveys Casino Resorts from its July 31, 2001, date of acquisition. 2001 results have been reclassified to reflect Harveys Colorado and Harrah's Vicksburg as discontinued operations.

(4)
Our 2000 results include $220.0 million in pretax reserves for receivables not expected to be recovered from JCC Holding Company and its subsidiary, Jazz Casino Company LLC, $6.1 million in pretax charges for other write-downs, reserves and recoveries and $39.4 million in pretax write-offs and reserves for our investment in, loans to and net estimated exposure under letters of credit issued on behalf of National Airlines, Inc. 2000 also includes the financial results of Players International, Inc. from its March 22, 2000, date of acquisition. 2000 results have been reclassified to reflect Harrah's Vicksburg as discontinued operations.

(5)
Our results for 1999 include $2.2 million in pretax charges for write-downs, reserves and recoveries, $59.8 million of gains from sales of our equity interests in nonconsolidated affiliates and $17.0 million in losses on debt retired before maturity. 1999 results have been reclassified to reflect Harrah's Vicksburg as discontinued operations.

(6)
The ratio of earnings to fixed charges is computed by dividing income/(loss) from continuing operations by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals.

        See the information under the caption "Material Federal Income Tax Consequences of the Exchange" below.

REGULATION AND LICENSING

        The ownership and operation of casino gaming facilities are subject to extensive governmental regulation. Each of the jurisdictions in which we operate gaming facilities requires us to hold various licenses, findings of suitability, registrations, permits, and approvals, collectively referred to herein as Gaming Licenses. Under the gaming laws of Nevada, New Jersey, Mississippi, Missouri, Louisiana, Illinois, Indiana, Iowa, California, Kansas, the United States of America and the tribal jurisdictions in which we operate, and our corporate charter, holders of our securities may be required, under certain circumstances, to dispose of the securities. If the holder refuses to do so, we may be required to repurchase the security.

        Consequently, each holder of notes, by accepting any notes, will be deemed to have agreed to be bound by the requirements imposed by the gaming authorities in any jurisdiction we, or any of our subsidiaries, conduct or propose to conduct gaming activities. See "Description of Exchange Notes—Mandatory Disposition Pursuant to Gaming Laws." In addition, under the indenture governing the notes, each holder and beneficial owner of notes, by accepting or otherwise acquiring an interest in any notes, will be deemed to have agreed that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such person will apply for a license, qualification, or finding of suitability in any jurisdiction in which we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In such an event, if a holder of notes fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

  •
  to require the holder to dispose of its notes or beneficial interest therein within 30 days of receiving notice of our election or such earlier date as may be requested or prescribed by a gaming authority; or

  •
  to redeem the notes at a redemption price equal to the lesser of (1) the holder's cost or (2) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the gaming authority.

        We will not be responsible for any costs or expenses incurred by any such holder or beneficial owner in connection with its application for a license, qualification or finding of suitability. Harrah's Operating's charter also expressly provides that debt securities issued by Harrah's Operating may be redeemed if a holder of such securities is found unsuitable by any governmental agency.

        Generally, gaming regulators may also, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of our operations in such licensing authority's jurisdiction, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of our Gaming Licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business.

        Under Nevada and Mississippi law, we may not make a public offering of our securities without the prior approval of the applicable gaming commission if we intend to use the offering proceeds to construct, acquire or finance a gaming facility, or retire or extend existing obligations incurred for such purposes. On November 21, 2002, the Nevada Gaming Commission granted Harrah's Entertainment and Harrah's Operating prior approval to make offerings for a period of two years, subject to certain conditions. The Chairman of the Nevada State Gaming Control Board may rescind its approval for good cause without prior notice upon the issuance of an interlocutory stop order. These prior approvals do not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of this prospectus, or the merits of participating in the exchange offer. Any representation to the contrary is unlawful. We received a similar two-year approval from the Mississippi Gaming Commission on November 19, 2003. Additionally, Indiana requires approval of any debt transaction involving $1,000,000 or more. Indiana has issued a waiver to us to sell the notes without its approval; however, Indiana must approve the issuance of registered notes to be issued pursuant to the exchange offer. Under Indiana law, a riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against an owner's riverboat gaming license.

        To date, we have obtained all Gaming Licenses necessary for the operation of our gaming activities. Gaming Licenses and related approvals, however, are deemed to be privileges under the laws of the jurisdictions in which we conduct gaming activities, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

        The foregoing is only a summary of the applicable regulatory requirements. For a more detailed description of the applicable regulatory requirements, including requirements under gaming laws and our corporate charter, see "Governmental Regulation" filed as Exhibit 99 to Harrah's Entertainment's Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference herein.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the private notes on December 11, 2003, to Citigroup Global Markets Inc., the initial purchaser, pursuant to a purchase agreement. The initial purchaser subsequently sold the private notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and to certain persons outside the United States in reliance on Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchaser on December 11, 2003. Pursuant to the registration rights agreement, we agreed that, unless the exchange offer is not permitted by applicable law or SEC policy, we would:

  (1)
  file a registration statement with the SEC with respect to the exchange notes on or before March 10, 2004;

  (2)
  use our best efforts to cause the registration statement to be declared effective by the SEC on or before June 8, 2004;

  (3)
  use our best efforts to complete the exchange offer by July 21, 2004;

  (4)
  use our best efforts to keep the registration statement effective until the closing of the exchange offer;

  (5)
  use our best efforts to keep the exchange offer open for a period of not less than 20 business days; and

  (6)
  use our best efforts to cause the exchange offer to be completed no later than the 30th business day after notice thereof is mailed to the holders of the notes.

        Upon the effectiveness of this registration statement, we will offer the exchange notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to the registration statement.

Resale of the Exchange Notes

        We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. For further information on the SEC's position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

  •
  are acquiring the exchange notes in the ordinary course of your business;

  •
  are not participating in, and do not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

  •
  are not a broker-dealer who acquired the private notes directly from us; and

  •
  are not an "affiliate" of ours, with the meaning of Rule 405 of the Securities Act.

        By tendering the private notes in exchange for exchange notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the exchange notes, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

        Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

  •
  we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

  •
  holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

        The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $500,000,000 in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Only a registered holder of the private notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered private notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

        If you tender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time on                        , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

        To extend the exchange offer, we will:

  •
  notify the exchange agent of any extension orally or in writing; and

  •
  publicly announce the extension, including disclosure of the approximate number of private notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  •
  to delay accepting any private notes:

  •
  to extend or amend the terms of the exchange offer; or

  •
  if any conditions listed below under "—Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

        We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the exchange agent and a press release or oral or written notice to the holders of the private notes. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

        The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 5.375% per annum. Interest will be payable semi-annually in arrears on June 15 and December 15, commencing June 15, 2004.

        Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes or, if no interest was paid on the private notes, from the date of issuance of the private notes, which was December 11, 2003. We will deem the right to receive any interest accrued on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

        You may tender private notes in the exchange offer only if you are a registered holder of private notes. To tender in the exchange offer, you must:

  •
  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

  •
  have the signatures guaranteed if required by the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or the facsimile, or an agent's message, to the exchange agent at the address listed below under "—Exchange Agent" for receipt before the expiration date.

        In addition, either:

  •
  the exchange agent must receive certificates for the private notes along with the letter of transmittal before the expiration date;

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer of the private notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from its participant tendering private notes which are the subject of this book-entry confirmation that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the terms of the letter of transmittal against the participant.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. If you choose delivery by mail, we recommend registered mail, return receipt requested, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or private notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

        If you are a beneficial owner of private notes whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the private notes, you must either:

  •
  make appropriate arrangements to register ownership of the private notes in your name; or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of registered ownership may take considerable time. Unless the private notes are tendered:

  (1)
  by a registered holder, or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an eligible institution, which means:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "—Withdrawal of Tenders."

        If the letter of transmittal is signed by the registered holder(s) of the private notes tendered, the signature must correspond exactly with the name(s) written on the face of the private notes. If the letter of transmittal is signed by a participant in DTC, the signature must correspond exactly with the name as it appears on the security position listing as the holder of the private notes.

        If the letter of transmittal is signed by a person other than the registered holder of any of the private notes listed, the private notes must be endorsed or accompanied by a properly completed bond power that authorizes that person to tender the private notes on behalf of the registered holder, signed by the registered holder exactly as the registered holder's name appears on the private notes.

        If the letter of transmittal or any private notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the private notes tendered, or a timely confirmation received by a book-entry transfer of private notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for private notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered private notes, or a timely confirmation received of a book-entry transfer of private notes into the exchange agent's account at DTC with an agent's message, to the exchange agent.

        The exchange agent and the depositary have confirmed that any financial institution that is a participant in DTC's system may utilize the depositary's Automated Tender Offer Program to tender private notes.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. We will not deem tenders of private notes to have been made until you cure, or we waive, any defects or irregularities.

        While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "—Conditions," and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be making several representations to us including that:

  (1)
  the exchange notes to be acquired by you are being acquired by you in the ordinary course of your business;

  (2)
  you are not participating in, and do not intend to participate in, a distribution of the exchange notes;

  (3)
  you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

  (4)
  you satisfy specific requirements of your state's securities regulations;

  (5)
  if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the SEC set forth in no-action letters issued to third parties;

  (6)
  if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 and Item 508, as applicable, of Regulation S-K under the Securities Act; and

  (7)
  you are not our affiliate as defined in Rule 405 under the Securities Act.

        If you are a broker-dealer that will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of those exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

Return of Private Notes

        If we do not accept any tendered private notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit private notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable. In the case of private notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the private notes to an account maintained with the DTC as promptly as practicable.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent's account at DTC in accordance with the DTC's procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, an agent's message or the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, must be transmitted to the exchange agent at the address below under "—Exchange Agent" on or before the expiration date or pursuant to the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If you are a registered holder and wish to tender your private notes and (1) the notes are not immediately available, (2) you cannot deliver the private notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may effect a tender if:

          (a)   the tender is made through an eligible guarantor institution;

          (b)   before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

      •
      states your name and address, the certificate number(s) of the private notes and the principal amount of private notes tendered,

      •
      states that the tender is being made by that notice of guaranteed delivery, and

      •
      guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

          (c)   within five New York Stock Exchange trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal or facsimile of the letter of transmittal, as well as the certificate(s) representing all tendered private notes in proper form for transfer and all other documents required by the letter of transmittal.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your private notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before 5:00 p.m., New York time, on the expiration date.

        To withdraw a tender of private notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person who deposited the private notes to be withdrawn;

  •
  identify the private notes to be withdrawn, including the certificate number(s) and principal amount of the private notes;

  •
  be signed in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees; and

  •
  if applicable because the private notes have been tendered under the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the private notes to be withdrawn.

        We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following one of the procedures described above under "—Procedures for Tendering" at any time before the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC or any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or materially and adversely affect us.

        If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  •
  refuse to accept any private notes and return all tendered private notes to the tendering noteholders;

  •
  extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

  •
  waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

        If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

        All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

  •
  to indemnify you and parties related to you against specific liabilities, including liabilities under the Securities Act;

  •
  to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A;

  •
  to provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to one year after the expiration date;

  •
  to use our best efforts to keep the registration statement effective and to amend and supplement the prospectus in order to permit the prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for the period of time that persons must comply with the prospectus delivery requirements of the Securities Act in order to resell the exchange notes; and

  •
  to use our best efforts, under specific circumstances, to file a shelf registration statement and keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer restricted securities by broker-dealers for a period of up to two years.

Shelf Registration

        If:

  •
  changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

  •
  for any other reason the exchange offer is not completed within 210 days following the date of the original issuance of the private notes; or

  •
  the initial purchaser so requests, within 20 days after the consummation of the exchange offer, with respect to any private notes held by it following the completion of the exchange offer (or with respect to exchange notes received in exchange for the private notes); or

  •
  any holder of private notes (other than an initial purchaser) notifies us within 20 days after the consummation of the exchange offer that it is not eligible to participate in the exchange offer; or

  •
  any holder of private notes does not receive freely tradable exchange notes in the exchange offer other than by reason of such holder being our affiliate (it being understood that any prospectus delivery requirements in connection with sales of exchange notes by the initial purchaser shall result in such exchange notes not being "freely tradable," and any prospectus delivery requirements in connection with sales of exchange notes by an exchanging broker-dealer shall not result in such exchange notes not being "freely tradable."), we will, at our cost:

  •
  as promptly as practicable, but not later than 30 days after so required or requested pursuant to the registration rights agreement, cause to be filed with the SEC a shelf registration statement covering resales of the private notes;

  •
  use our best efforts to cause the shelf registration to be declared effective under the Securities Act as soon as practicable; and

  •
  use our best efforts to keep effective the shelf registration statement until the earlier of two years after its effective date or until all notes eligible to be sold thereunder have been sold.

        We will provide to each relevant holder copies of the prospectus which is part of the shelf registration statement, notify each holder when the shelf registration statement has been filed and when it has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement generally:

  •
  will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

  •
  will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

  •
  will be bound by the provisions of the registration rights agreement which are applicable to the holder, including specified indemnification obligations.

In addition, a holder of private notes will be required to deliver information to be used in connection with the shelf registration statement in order to have the holder's private notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described below.

Liquidated Damages

        If:

  •
  on or prior to the 90th day following the date of original issuance of the notes, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC;

  •
  on or prior to the 180th day following the date of the original issuance of the notes, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

  •
  on or prior to the 210th day following the date of the original issuance of the notes, neither the exchange offer has been completed nor the shelf registration statement has been declared effective; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement ceases to be effective or usable (subject to specified exceptions) in connection with resales of notes in accordance with and during the periods specified in the registration rights agreement, the interest rate borne by the private notes will increase by 0.25% per year upon the occurrence of any of the events described above, each of which will constitute a registration default. The interest rate will increase by 0.25% per annum at the end of each subsequent 90-day period until all such registration defaults have been cured, but in no event shall such rate exceed 0.50% per annum. Following the cure of all registration defaults, the accrual of the additional interest will cease and the interest rate will revert to the original rate.

Exchange Agent

        We have appointed U.S. Bank National Association, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows.

By registered or Certified Mail, Overnight Delivery, or Hand Delivery:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention: Frank Leslie
Corporate Trust

By Facsimile:
(651) 495-8097

        Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our and our affiliates' officers and regular employees may make additional solicitations by telegraph, telephone or in person.

        We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $200,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

        We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of these transfer taxes. If you do not submit satisfactory evidence of payment of these taxes or exemption from payment with the letter of transmittal, we will bill the amount of these transfer taxes directly to you.

Consequence of Failures to Exchange

        Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take.

        Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

  •
  to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  in a transaction meeting the requirements of Rule 144 under the Securities Act;

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

  •
  in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

  •
  to us; or

  •
  pursuant to an effective registration statement.

        In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Accounting Treatment

        For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

DESCRIPTION OF EXCHANGE NOTES

General

        The private notes were issued and the exchange notes will be issued pursuant to an indenture among Harrah's Operating, Harrah's Entertainment and U.S. Bank National Association, as trustee. The following summary highlights certain material terms of the exchange notes, which are identical in all material respects to the terms of the private notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions that apply to the private notes, do not apply to the exchange notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. As used in this section, the terms "note" and "notes" refer to the exchange notes.

        The notes:

  •
  are senior unsecured Obligations of Harrah's Operating;

  •
  are equal in right of payment to any existing and future senior unsecured Indebtedness of Harrah's Operating; and

  •
  are guaranteed by Harrah's Entertainment.

        The guarantees by Harrah's Entertainment will be:

  •
  senior unsecured Obligations of Harrah's Entertainment; and

  •
  equal in right of payment to any other existing and future senior unsecured Indebtedness of Harrah's Entertainment.

        The notes initially are limited to $500,000,000 principal amount. We may from time to time without the consent of the holders of the notes create and issue additional notes, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series of notes with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby. In the event that we issue additional notes, we will prepare a new offering memorandum or prospectus.

        Some of the capitalized terms used in the "Description of Exchange Notes" are defined below under "Certain Definitions."

Principal, Maturity and Interest

        Harrah's Operating will issue the notes in fully registered book-entry form only, without coupons in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on December 15, 2013, referred to as the "Maturity Date." Each note will bear interest at the rate of 5.375% from December 11, 2003, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing June 15, 2004, to the persons in whose names such notes are registered at the close of business on the date fifteen days prior to such Interest Payment Date.

        If any Interest Payment Date, date of redemption (the "Redemption Date") or Maturity Date of any of the notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date payment is made. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of notes to be redeemed, and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

        "Adjusted Treasury Rate" means, with respect to any Redemption Date for the notes:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

        The Adjusted Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means with respect to any Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means:

  •
  Citigroup Global Markets Inc. and its successors; provided that, if Citigroup Global Markets Inc. ceases to be a U.S. Government securities dealer in New York City, referred to herein as a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and

  •
  any of at least four other Primary Treasury Dealers selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

        We will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

Merger, Consolidation or Sale of Assets

        Harrah's Operating may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah's Operating, whether in a single transaction or a series of related transactions, unless:

  •
  either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, Harrah's Operating's obligations on the notes and the indenture, or Harrah's Operating is the surviving person;

  •
  immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

  •
  Harrah's Operating has delivered to the trustee an officers' certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

        Harrah's Entertainment may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah's Entertainment, whether in a single transaction or a series of related transactions, unless:

  •
  either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah's Entertainment's obligations under the guarantee and the indenture, or Harrah's Entertainment is the surviving person;

  •
  immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

  •
  Harrah's Entertainment has delivered to the trustee an officers' certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Events of Default

        "Event of Default" means, with respect to the notes, any of the following events:

  •
  failure to pay principal of any notes when due and payable at maturity, upon redemption or otherwise;

  •
  failure to pay any interest on any notes when due and payable, and such default continues for 30 days;

  •
  default in the performance or breach of any covenant or warranty of Harrah's Operating or Harrah's Entertainment in the indenture, which default continues uncured for a period of 60 days after Harrah's Operating or Harrah's Entertainment receives written notice from the trustee or Harrah's Operating, Harrah's Entertainment and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding notes as provided in the indenture;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  the acceleration of the maturity of any Indebtedness of Harrah's Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah's Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding notes.

        "Non-recourse Indebtedness" means indebtedness with terms providing that the lender's claim for repayment of that indebtedness is limited solely to a claim against the property which secures the indebtedness.

        "Consolidated Net Tangible Assets" means the total amount of assets (including investments in Joint Ventures) of Harrah's Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deduction therefrom of:

  •
  all current liabilities of Harrah's Operating's and its subsidiaries excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed; and

  •
  all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah's Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

        If an Event of Default with respect to notes (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to notes has been made, but before the trustee obtains a judgment or decree based on that acceleration, the holders of a majority in aggregate principal amount of the then outstanding notes may, under certain circumstances, rescind and annul that acceleration and its consequences. For information regarding waiver of defaults, see "Amendment and Waiver" below.

        The indenture will provide that, subject to the trustee's duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        The indenture requires that we furnish annually to the trustee a statement as to our performance of our obligations under the indenture. In addition, we are required to notify the trustee any time we become aware of a default or Event of Default.

Amendment and Waiver

        We generally may amend the indenture or the notes with the written consent of the holders of at least a majority in principal amount of the outstanding notes affected by the amendment. The holders of a majority in principal amount of the outstanding notes may also waive our compliance in a particular instance with any provision of the indenture with respect to the notes. We must obtain the consent of each holder of notes affected by a particular amendment or waiver, however, if such amendment or waiver:

  •
  reduces the amount of notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduces the rate of or extends the time for payment of interest, including default interest, on the notes;

  •
  reduces the principal of, or changes the fixed maturity of, any notes or reduces the amount of, or postpones the date fixed for, redemption or analogous obligation with respect to any notes;

  •
  reduces the principal amount of discount notes payable upon acceleration of maturity;

  •
  makes the principal of or interest on the notes payable in currency other than that stated in the notes;

  •
  makes any change to provisions of the indenture concerning waivers of defaults or Events of Default by holders or the rights of holders of notes to recover the principal of or interest on those notes; or

  •
  waives a default in the payment of the principal of or interest on any notes, except as otherwise provided in the indenture.

        We may amend the indenture or the notes without the consent of any holder of a debt security:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to comply with the indenture's provisions with respect to successor corporations;

  •
  to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  to make any change that does not adversely affect the rights of any holder of notes; or

  •
  to issue additional notes as permitted by the indenture.

        The holders of a majority in principal amount of the outstanding notes, by notice to the trustee, may waive any existing default or Event of Default and its consequences with respect to the notes other than a default or Event of Default in the payment of the principal of or any interest on any notes; provided, however, that the holders of a majority in principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Additional Covenants of Harrah's Operating

        Limitation on Liens.    Neither Harrah's Operating nor any of its Subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property or on any Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries (regardless of whether the Consolidated Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to:

  •
  Liens existing on the date of original issuance of the notes;

  •
  Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary of Harrah's Operating or at the time it is merged into or consolidated with Harrah's Operating or a Subsidiary of Harrah's Operating;

  •
  Liens on property existing at the time of acquisition thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

  •
  Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

  •
  Liens which secure Indebtedness owing by a Subsidiary of Harrah's Operating to Harrah's Operating or to a Subsidiary of Harrah's Operating;

  •
  Liens securing Indebtedness of Harrah's Operating the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt;

  •
  purchase money security Liens on personal property;

  •
  Liens securing Indebtedness of Harrah's Operating or any of its Subsidiaries the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the cost of the construction and development or improvement of property of Harrah's Operating or any of its Subsidiaries;

  •
  Liens on the stock, partnership or other equity interest of Harrah's Operating or any of its Subsidiaries in any Joint Venture or any such Subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and /or advanced solely to such Joint Venture;

  •
  Liens to government entities, including pollution control or industrial revenue bond financing;

  •
  Liens required by any contract or statute in order to permit Harrah's Operating or a Subsidiary of Harrah's Operating to perform any contract or subcontract made by it with or at the request of a governmental entity;

  •
  mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business;

  •
  Liens for taxes or assessments and similar charges;

  •
  zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and

  •
  any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses.

        Notwithstanding the foregoing, Harrah's Operating and any one or more of its Subsidiaries may, without securing the notes, issue, assume or guarantee Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of Harrah's Operating and its Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted by the preceding paragraph) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which Harrah's Operating has voluntarily retired Funded Debt), does not at any one time exceed 15% of Consolidated Net Tangible Assets of Harrah's Operating and its consolidated Subsidiaries.

        Limitation on Sale and Lease-Back Transactions.    Neither Harrah's Operating nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction unless either:

  •
  Harrah's Operating or such Subsidiary would be entitled, pursuant to the above provisions, to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing the notes, or

  •
  Harrah's Operating within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

        Taxes.    Harrah's Operating will, and will cause each of its significant subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to a holder of the notes.

Guarantee of Notes

        Harrah's Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah's Operating under the notes. If Harrah's Operating defaults in the payment of the principal of, premium, if any, or interest on such notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such notes, Harrah's Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah's Entertainment as guarantor of the notes in certain circumstances, including circumstances in which:

  •
  Harrah's Operating ceases to be a wholly owned subsidiary of Harrah's Entertainment; or

  •
  Harrah's Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the "When Company May Merge, Etc." covenant in the indenture, and (1) such transferee entity assumes Harrah's Operating's obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

        Harrah's Entertainment conducts substantially all of its business through Harrah's Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah's Operating. As such, Harrah's Entertainment is dependent on the receipt of dividends or other payments from Harrah's Operating to make payments on the guarantee of the notes.

Limited Liability of Certain Persons

        None of the past, present or future stockholders, incorporators, employee officers or directors, as such, of Harrah's Operating, Harrah's Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

Mandatory Disposition Pursuant to Gaming Laws

        Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail in "Business and Properties—Governmental Regulation" in the 2003 Form 10-K of Harrah's Entertainment, which we have incorporated by reference herein. The gaming authority of any jurisdiction in which we or any of our subsidiaries conduct or propose to conduct gaming may require that a holder of the notes or the beneficial owner of the notes of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the notes shall be deemed to have agreed, by accepting such notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

        If a person required to apply or become licensed or qualified or be found suitable fails to do so, we shall have the right, at our election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem such notes at a redemption price equal to the lesser of:

  •
  such person's cost, or

  •
  100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. We will notify the trustee in writing of any such redemption as soon as practicable. We will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

No Protection in the Event of a Change of Control

        The notes do not contain any provisions which may afford holders of the notes protection in the event either Harrah's Operating or Harrah's Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the notes.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Defeasance and Discharge.    The indenture provides that we may be discharged from any and all obligations in respect of the notes, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such notes, to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold money for payment in trust. We will be so discharged when we:

  •
  deposit with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the notes on the dates such payments are due; and

  •
  deliver to the trustee an opinion of counsel, based on a change in tax law or a ruling from the United States Internal Revenue Service, to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the notes, upon compliance with certain conditions:

  •
  we may omit to comply with certain restrictive covenants contained in the indenture, and

  •
  any omission to comply with such obligations will not constitute a default or Event of Default with respect to the notes.

        When we may omit to comply with certain provisions of the indenture as provided above, we refer to it as a "covenant defeasance."

        The conditions require, among others, that we:

  •
  deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof, in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the notes on the dates such payments are due; and

  •
  deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance.

Certain Definitions

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," including, with correlative meanings, the terms "controlled by" and "under common control with," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

        "Consolidated Property" means any property of Harrah's Operating or any of its Subsidiaries.

        "Funded Debt" means all Indebtedness of Harrah's Operating which (1) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (2) ranks at least pari passu with the notes.

        "Indebtedness" of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, "Indebtedness" shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah's Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah's Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a "capitalized lease" shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

        "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah's Operating and/or one or more of its Subsidiaries.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Obligations" means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

        "Sale and Lease-Back Transaction" means any arrangement with a person (other than Harrah's Operating or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to Harrah's Operating or any of its Subsidiaries for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by Harrah's Operating or any of its Subsidiaries to such person or to any other person (other than Harrah's Operating or any of its Subsidiaries), to which funds have been or are to be advanced by such person on the security of the leased property.

        "Stated Maturity" means when used with respect to the notes or any installment of interest thereon the date specified in the notes as the fixed date on which the principal of the notes or such installment of principal or interest is due and payable.

        "Subsidiary" of any specified person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such person, or by one or more other Subsidiaries, or by such person and one or more other Subsidiaries.

        "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (2) the fair value, in the opinion of Harrah's Operating's Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

Book-Entry, Delivery and Form

        The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

        Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositories for Euroclear or Clearstream Banking.

        Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interest in a global note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

        We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

        We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC's rules and procedures in addition to those provided for under the indenture.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

The Trustee

        The trustee under the indenture is U.S. Bank National Association.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the state of New York.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

        The following is a discussion of the material federal income tax considerations relevant to the exchange of private notes for exchange notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding notes as a part of a hedging or conversion transaction or a straddle, persons whose functional currency is not the U.S. dollar, and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below. In addition, the discussion does not consider the effect of any applicable state, local, foreign or other tax laws. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Exchange of Private Notes for Exchange Notes

        The exchange of the private notes for exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the private notes. The holder will have a basis for the exchange notes equal to the basis of the private notes and the holder's holding period for the exchange notes will include the period during which the private notes were held. Accordingly, no material federal income tax consequences will result to holders exchanging private notes for exchange notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale, offer to resell or other transfers of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until            , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by brokers-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the private notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        The broker-dealer acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

  •
  makes any statement in this prospectus untrue in any material respect;

  •
  requires the making of any changes in this prospectus to make the statements in this prospectus not misleading; or

  •
  may impose upon us disclosure obligations that may have a material adverse effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to the broker-dealer.

LEGAL MATTERS

        The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Harrah's Entertainment, Inc. Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah's Entertainment, Inc.'s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934. Our SEC filings are available to the public at our website at www.harrahs.com and the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room located at:

Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
202-942-7040

        You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 (1-800-732-0330).

        In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        As long as any of the notes remain outstanding, during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, we will furnish you, as a holder of the exchange notes, the following:

  •
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K;

  •
  a report with respect to annual information by our independent public accountants; and

  •
  all reports that would be required to be filed with the SEC on Form 8-K.

        As long as any of the exchange notes remain outstanding and during any period in which we are subject to Section 13 or 15(d) of the Exchange Act, we will provide holder of the exchange notes, security analysts and prospective purchasers with the information required by Rule 144A(d)(4) under the Securities Act at their request.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information Harrah's Entertainment files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference the documents of Harrah's Entertainment listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to                        , 2005:

  •
  Annual Report on Form 10-K for the year ended December 31, 2003; and

  •
  Proxy Statement on Schedule 14A dated March 4, 2004.

        You may request a free copy of these filings by writing or telephoning us at the following address:

Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, Nevada 89119
Attention: Corporate Secretary
(702) 407-6000

HARRAH'S OPERATING COMPANY, INC.

Offer to Exchange up to $500,000,000 of its
5.375% Senior Notes due 2013
Which Have Been Registered Under the Securities Act,
for up to $500,000,000 of its Outstanding
5.375% Senior Notes due 2013

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of Delaware empowers each of Harrah's Entertainment and Harrah's Operating to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that Harrah's Entertainment and Harrah's Operating may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

        Article Tenth of the Certificate of Incorporation of Harrah's Entertainment provides for indemnification of the officers and directors of Harrah's Entertainment to the full extent permitted by the Delaware General Corporation Law.

        Harrah's Entertainment has entered into Indemnification Agreements with its directors, executive officers and certain other officers. Generally, the Indemnification Agreements provide that Harrah's Entertainment will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by Harrah's Entertainment or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of Harrah's Entertainment, or is or was serving at the request of Harrah's Entertainment or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. Notwithstanding the foregoing, (i) the obligations of Harrah's Entertainment shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of Harrah's Entertainment to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that indemnitee would not be permitted to be so indemnified under applicable law, Harrah's Entertainment shall be entitled to be reimbursed by indemnitee (who has agreed to reimburse Harrah's Entertainment, for any amounts theretofore paid; provided, that if indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that indemnitee should be indemnified under applicable law, any determination made by the reviewing party that indemnitee would not be permitted to be indemnified under applicable law shall not be binding and indemnitee shall not be required to reimburse Harrah's Entertainment for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

        Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Harrah's Entertainment Certificate eliminates the liability of a director of Harrah's Entertainment to Harrah's Entertainment or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

ITEM 21. EXHIBITS

Exhibit Number	Exhibit Description
*4.1	Indenture, dated as of December 11, 2003, by and among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc. and U.S. Bank National Association.
*4.2	Registration Rights Agreement, dated as of December 11, 2003, by and among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc. and the initial purchaser named therein.
4.3	Form of Exchange Note (included in Exhibit 4.1).
5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities.
*10.1	Purchase Agreement, dated as of December 8, 2003, by and among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc. and the initial purchaser named therein.
*12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility of U.S. Bank National Association, as trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to DTC Participants.
99.4	Form of Letter to Beneficial Holders.
99.5	Form of Guidelines for Certification.

*
Previously filed as an exhibit to the Harrah's Entertainment, Inc. Annual Report on Form 10-K for the year ended December 31, 2003.

ITEM 22. UNDERTAKINGS

(a)
The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 20 of the Registration Statement, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

HARRAH'S OPERATING SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Operating Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Las Vegas, Nevada, on March 5, 2004.

HARRAH'S OPERATING COMPANY, INC.
By	/s/ CHARLES L. ATWOOD Charles L. Atwood
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles L. Atwood and Stephen H. Brammell and each of them, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with Harrah's Operating Company, Inc., and on the dates indicated.

Signature	Title	Date

/s/ GARY W. LOVEMAN Gary W. Loveman	Director, Chief Executive Officer and President	March 5, 2004
/s/ CHARLES L. ATWOOD Charles L. Atwood	Director, Senior Vice President, and Chief Financial Officer	March 5, 2004
/s/ ANTHONY D. MCDUFFIE Anthony D. McDuffie	Vice President, Controller and Chief Accounting Officer	March 4, 2004

HARRAH'S ENTERTAINMENT SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Entertainment, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Las Vegas, Nevada, on March 5, 2004.

HARRAH'S ENTERTAINMENT, INC.
By	/s/ CHARLES L. ATWOOD Charles L. Atwood
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary W. Loveman, Charles L. Atwood and Stephen H. Brammell and each of them, each whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with Harrah's Entertainment, Inc., and on the dates indicated.

Signature	Title	Date

/s/ BARBARA T. ALEXANDER Barbara T. Alexander	Director	March 5, 2004
/s/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.	Director	March 5, 2004
/s/ JOE M. HENSON Joe M. Henson	Director	March 5, 2004
/s/ RALPH HORN Ralph Horn	Director	March 5, 2004

/s/ GARY W. LOVEMAN Gary W. Loveman	Director, Chief Executive Officer and President	March 5, 2004
/s/ R. BRAD MARTIN R. Brad Martin	Director	March 5, 2004
/s/ GARY G. MICHAEL Gary G. Michael	Director	March 5, 2004
/s/ ROBERT G. MILLER Robert G. Miller	Director	March 5, 2004
/s/ PHILIP G. SATRE Philip G. Satre	Chairman	March 5, 2004
/s/ BOAKE A. SELLS Boake A. Sells	Director	March 5, 2004
/s/ CHRISTOPHER J. WILLIAMS Christopher J. Williams	Director	March 5, 2004
/s/ ANTHONY D. MCDUFFIE Anthony D. McDuffie	Vice President, Controller and Chief Accounting Officer	March 4, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
*4.1	Indenture, dated as of December 11, 2003, by and among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc. and U.S. Bank National Association.
*4.2	Registration Rights Agreement, dated as of December 11, 2003, by and among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc. and the initial purchaser named therein.
4.3	Form of Exchange Note (included in Exhibit 4.1).
5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities.
*10.1	Purchase Agreement, dated as of December 8, 2003, by and among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc. and the initial purchaser named therein.
*12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility of U.S. Bank National Association, as trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to DTC Participants.
99.4	Form of Letter to Beneficial Holders.
99.5	Form of Guidelines for Certification.

*
Previously filed as an exhibit to the Harrah's Entertainment, Inc. Annual Report on Form 10-K for the year ended December 31, 2003.

QuickLinks

FORWARD-LOOKING STATEMENTS
MARKET DATA
PROSPECTUS SUMMARY
THE EXCHANGE OFFER
RISK FACTORS
USE OF PROCEEDS
SELECTED FINANCIAL DATA
REGULATION AND LICENSING
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS
  ITEM 22. UNDERTAKINGS
HARRAH'S OPERATING SIGNATURES
INDEX TO EXHIBITS